Exhibit 15

Crowe Horwath LLP Independent Member Crowe Horwath International

May 1, 2015

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE MARCH 31, 2015 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated May 1, 2015, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three-month periods ended March 31, 2015 and 2014, included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2015, is incorporated by reference in its Registration Statements, Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-3 (No. 333-194923), and Form S-3 (No. 333-196127).

Yours very truly,

/s/ Crowe Horwath LLP